Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

I, Jill Marchant, understand that my employment with Texas Roadhouse Management Corp. will terminate effective January 7, 2014 (the “Separation Date”).  In conjunction with the end of my employment, I want to resolve any issues, conflicts, or disputes I have with Texas Roadhouse, Inc. (including its parent and affiliated organizations; its past and present officers, directors, agents, and employees; and past and present fiduciaries and administrators of its employee benefit plans) (collectively, the “Company”).  Accordingly, I voluntarily enter into this separation agreement and release of all claims (“Agreement”).

In consideration of my release of claims and other promises contained herein, I understand that I will remain an employee and the Company will continue to pay my regular salary and benefits through January 7, 2014, which shall include my bonus for 2013. In addition the Company will:

(1)         pay me the total sum of $344,053.85, less applicable withholdings, which is an amount equal to one year base salary, together with bonus and value of my phone and car allowance for one year, and two weeks’ paid vacation (less applicable withholdings).  This sum shall be paid to me in four equal installment payments - the first payment ($86,013.46) being made on January 15, 2014, the second ($86,013.46) on May 15, 2014, the third ($86,013.46) on September 15, 2014 and the fourth and final payment ($86,013.47) on December 15, 2014.  The Company will work with me to confirm payment instructions at least 10 business days prior to each payment;

(2)         pay me the total sum of $17,346.47, less applicable withholdings, which reflects the cost of my COBRA benefits premium coverage for one year following my Separation Date.  This sum shall be paid to me on the Separation Date;

(3)         accelerate the vesting of my restricted stock units (“RSUs”) to January 7, 2014, including 4,250 RSUs currently due to vest in August 2014, and 15,000 RSUs currently due to vest on January 7, 2015.  These RSUs will vest net of taxes, consistent with past practice;

(4)         provide me a lump sum payment of Six Thousand Dollars ($6,000) within 14 days of my signing of this Agreement for outplacement assistance through a professional services provider of my choice, for which the Company shall issue a 1099; and

(5)         provide me a lump sum payment of Two Thousand Dollars ($2,000) within 14 days of my signing this Agreement for my attorney’s fees, which shall be paid directly to my attorney.

I realize that, by entering into this Agreement, I am forgoing any rights I might otherwise have for employment with the Company, including those contained in my Amended and Restated Employment Agreement, dated January 6, 2012. I understand that, as of my Separation Date, I will no longer be entitled to any employment benefits other than those expressly set forth herein.  While I understand that I will be paid regularly though my Separation Date, I agree to vacate my office no later than November 12, 2013 (Exit Date).  I further understand that I will have no official duties and will be relieved of my day-to-day responsibilities at the Company after my Exit Date including those of General Counsel.

I understand that, prior to my Separation Date, the Company will remove my name from any Company liquor license.  The Company also agrees to return to me all hard copies of personal background information in its possession that I provided to the Company in order to obtain liquor licenses during my tenure as General Counsel and to delete all electronic files containing such personal background information, except to the extent (i) necessary to comply with applicable federal and state laws or regulations, or (ii) in an intangible or electronic format that cannot readily be removed, erased or otherwise deleted from automatic computer system backup or archival systems.

I agree that I am not necessarily entitled to the payments and other benefits outlined above, but that I am receiving them only because I am entering into this Agreement.  I further understand that this Agreement is not an admission of liability or wrongdoing on behalf of either the Company or me.

In exchange for the enumerated separation payments and benefits being provided by the Company, I release the Company from any and all claims, known and unknown, that I may have against the Company.  This release includes but is not limited to any and all Claims relating to my employment by the Company or the separation of my employment from the Company, including wages, compensation of any kind, vacation pay, profit sharing plans, retirement plans or any benefit plans of any type or nature.  This release further includes, but is not limited to, any and all Claims arising under any of the following:  the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1870; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act of 1938, as amended by the Equal Pay Act of 1963; the Employees Retirement Income Security Act of 1974; the U.S. Patriot Act; the Sarbanes-Oxley Act; the Dodd-Frank Act; any other federal, state, or local civil rights, disability, discrimination, retaliation, or labor law, or any theory of contract, arbitral, or tort law, except for any claims arising under this Agreement.

I understand that among the claims that I am releasing are any claims under the Age Discrimination in Employment Act, 29 U.S.C. section 621 et seq. I also understand I am releasing all claims of any kind, including, but not limited to, those arising under any federal, state or local constitution, law, statute, regulation or ordinance, as well as any claims based on employee benefit laws, or the law of contracts, torts or intentional torts.

I acknowledge that I have not suffered any injury or illness in my work for the Company that would give rise to a claim under worker’s compensation law.  I have not filed any complaints or charges against the Company with any local, state or federal court, agency or board, based on events related to my employment.

I acknowledge that I have gained access to highly-confidential, personal, proprietary and trade-secret information regarding the Company, and disclosing any such information would put the Company at a competitive disadvantage in the marketplace or otherwise cause irreparable harm. Accordingly, I will not disclose any of the Company’s trade secrets or confidential or proprietary information (such as, but not limited to, customer information, account information, and technological information) to any person, company or entity.  I agree that I have returned (or will return no later than my Exit Date) to the Company all Company property in my possession, as well as all materials that contain the Company’s confidential or proprietary information.  The Company will allow me to retain my laptop computer and Company-issued iPad, after the Company has first examined and erased all Company information.

I acknowledge that I have in-depth knowledge of the Company’s intellectual property, business practices, and trade secrets.  In lieu of the non-competition restrictions contained in my Amended and Restated Employment Agreement, I agree that for a period of two (2) years following my Separation Date (the “Restricted Period”), I will not:

(a)         directly or indirectly enter into the employ of, render any service to or act in concert with any person, partnership, corporation or other entity that owns, operates, manages, franchises or licenses any casual dining business that features steak prominently on its menu and as part of its restaurant brand (e.g. Outback and Logan’s Steakhouse, but for the purposes of this Agreement, specifically excluding “fine dining” establishments, such as Ruth’s Chris or Morton’s) (a “Competitive Business”);

(b)         directly or indirectly engage in any such Competitive Business on her own account; or

(c)          become interested in any such Competitive Business directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in such business or service shall not in itself be deemed violative of this Agreement so long as Employee does not own, directly or indirectly, more than 1% of the securities of such corporation; or

(d)         be employed by, consult with or in any capacity assist or aid California Pizza Kitchen (CPK) or CPK’s officers, mangers or agents.

I agree that I will not disparage or seek to injure the reputation of the Company, its business, its affiliates, or any of its employees, officers, or directors.   Similarly, the Company agrees that members of its Leadership Team (currently comprised of the Executive Officers and Vice-Presidents of the Company and three Regional Market Partners) and Board of Directors will refrain from making disparaging remarks about me. The provisions of this paragraph are not intended, nor shall they be construed, to limit any person’s ability to testify truthfully pursuant to lawful subpoena or other court, governmental or regulatory agency process.  The Company and I have developed and will follow a mutually-agreeable communication plan relating to my departure from Texas Roadhouse.

Except as required in the performance of my duties as an employee of the Company, during my employment with the Company and during the Restricted Period, I will not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding my termination of employment with the Company.  The provisions of the immediately preceding sentence shall not be deemed breached or violated by any general advertisement or other solicitation that is not specifically targeted at employees of the Company.

Except as required in the performance of my duties as an employee of the Company, during my employment with the Company and during the Restricted Period, I will not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

I agree that the above covenants are, taken as a whole, reasonable in their geographical scope and duration. If the duration of, the scope of or any of the above covenants is in excess of what is determined to be valid and enforceable under applicable law, such covenants shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. I hereby acknowledge that these covenants shall be given the construction that renders them valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law. I agree that I will inform any future employer engaged in the restaurant industry of my post-employment restrictions and commitments.

I agree to make myself reasonably available to the Company relating to my prior service as an officer and employee of the Company including, but not limited to, assisting the Company and any of its affiliates in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines my participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings. I understand that the Company will reimburse me for any and all reasonable expenses incurred by me as a result of such participation.

The Company and I are parties to an Indemnification Agreement relating to my conduct as General Counsel, which survives the execution of this Agreement and is hereby incorporated by reference in full. With the sole exception of this Indemnification Agreement, I understand that this Agreement sets forth the entire agreement between me and the Company and supersedes any and all Agreements (including any and all prior and contemporaneous oral or written agreements or understandings) that may have previously existed between me and the Company.  I understand that, if any provision of this Agreement is declared or determined to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

I understand that this Agreement is made and entered into in the Commonwealth of Kentucky, and shall in all respects be interpreted, enforced and governed under the laws of Kentucky. I consent to jurisdiction of any disputes in Jefferson County, Kentucky.

I understand that I may take up to 21 days to decide whether to sign this Agreement.  I also understand that, by way of this Agreement, Company has advised me to consult with an attorney before signing this Agreement.  I understand that, even if I sign this Agreement, I can change my mind and revoke this Agreement within 7 days after I sign it by notifying Company in writing of my decision to revoke.  I realize that, if I do not revoke this Agreement during that 7-day period, the Agreement will become enforceable.

I have carefully considered the terms of this Agreement, and have signed it voluntarily.

/s/ Jill Marchant		10/31/2013
Jill Marchant		Date

Acknowledged and Agreed to
on behalf of Texas Roadhouse Management Corp.

By:	/s/ Scott Colosi	11/1/2013
Scott Colosi		Date
President